UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 26, 2005

Quest Software, Inc.

(Exact name of registrant as specified in its charter)

California	000-26937	33-0231678
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8001 Irvine Center Drive, Irvine, California	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 754-8000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On April 26, 2005, Quest Software, Inc. (“Quest Software”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Imceda Software, Inc. (“Imceda”) contemplating the acquisition of Imceda by Quest Software. Imceda, based in Burlington, Massachusetts, is a privately held company that provides systems, storage and database management solutions. The Merger Agreement provides for the merger of Impetus Acquisition Corp., a newly formed Quest subsidiary, with and into Imceda, with Imceda surviving the merger as a wholly-owned subsidiary of Quest. The contemplated transaction is valued at approximately $60.6 million, comprised of (i) approximately $46.5 million in cash that would be paid to Imceda’s stockholders at the closing of the transaction, and (ii) shares of Quest Software common stock having a value of approximately $11.6 million (based on the weighted average trading price of Quest Software common stock over the period May 6 through May 12) that would be placed in an indemnity escrow fund at the closing of the transaction, and would ultimately be distributed to Imceda’s stockholders (subject to claims that may be made by Quest Software against the indemnity escrow fund following the closing). The balance of the transaction value represents the consideration payable in the transaction to holders of Imceda stock options that are to be assumed by Quest and converted into Quest stock options. The closing of the transaction is subject to customary closing conditions, including the expiration of the applicable Hart-Scott-Rodino Act waiting period.

A copy of the Merger Agreement is attached as Exhibit 10.1 to this Report and is incorporated herein by reference. A copy of the joint press release announcing the execution of the Merger Agreement is attached as Exhibit 99.1 to this Report and is incorporated herein by reference. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement.

Certain venture capital funds associated with Insight Venture Partners (the “Insight Funds”) hold shares of Imceda’s preferred stock, and will be entitled upon the closing of the transaction to receive (in respect of those shares of preferred stock) cash and (subject to claims against the indemnity escrow fund) shares of Quest Software common stock, such cash and stock representing an aggregate value (based on the manner in which Quest common stock is valued under the Merger Agreement) of approximately $47.3 million. Jerry Murdock, a director of Quest Software, is a Managing Director and the co-founder of Insight Venture Partners and an investor in the Insight Funds. Each of Vincent Smith, Quest’s Chairman of the Board and CEO, and Ray Lane and Paul Sallaberry, both directors of Quest, are passive limited partners in Insight Funds, and will be entitled to a portion of the proceeds from the transaction by virtue of their respective ownership interests therein. Quest Software believes that the financial interests of Mr. Smith, Mr. Lane and Mr. Sallaberry in the transaction are not material.

The proposed acquisition of Imceda was reviewed and approved by Quest Software’s Board of Directors, as well as by the Audit Committee of Quest Software’s Board of Directors. Mr. Murdock, who is the chairman of the Audit Committee, did not participate in the meetings of our Board of Directors and our Audit Committee at which the transaction was approved. Prior to approving the transaction, Quest Software’s Board of Directors received, from an internationally recognized investment bank, an opinion that as of the date of such opinion, and subject to the assumptions and qualifications set forth therein, the consideration to be paid by Quest Software in the acquisition of Imceda is fair, from a financial point of view, to Quest Software.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

10.1	Agreement and Plan of Merger, dated as of April 26, 2005, by and among Quest Software, Inc., Impetus Acquisition Corp., Imceda Software, Inc., certain stockholders of Imceda and Insight Venture Partners, LLC, as Stockholders’ Representative

99.1	Joint press release issued by Quest Software, Inc. and Imceda Software, Inc. on April 26, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEST SOFTWARE, INC.
Date: May 2, 2005
	By:	/s/ J. MICHAEL VAUGHN
J. Michael Vaughn
General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit Title or Description
10.1	Agreement and Plan of Merger, dated as of April 26, 2005, by and among Quest Software, Inc., Impetus Acquisition Corp., Imceda Software, Inc., certain stockholders of Imceda and Insight Venture Partners, LLC, as Stockholders’ Representative

99.1	Joint press release issued by Quest Software, Inc. and Imceda Software, Inc. on April 26, 2005